Exhibit (h)(5)
COMPLIANCE SERVICE AGREEMENT
     AGREEMENT made as of the 10th day of December, 2007 by and between Diamond Portfolio Investment Trust, a Delaware statutory trust, with its principal office and place of business at 8730 Stony Point Parkway, Suite 205, Richmond, Virginia 23235 (“Trust”), and Watermark Solutions, LLC, a North Carolina limited liability company with its principal office and place of business at 1701 Sunset Avenue, Suite 203, Rocky Mount, North Carolina 27804 (“WS”).
     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-ended management investment company; and
     WHEREAS, the Trust desires that WS perform certain compliance services to each series of the Trust as described in Schedule A attached to this Agreement (each a “Fund”) and WS is willing to provide those services on the terms and conditions set forth in this Agreement;
     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and WS hereby agree as follows:
SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS
(a)	The Trust hereby appoints WS, and WS hereby agrees, to provide a Chief Compliance Officer (“CCO”), as described in Rule 38a-1 of the 1940 Act (“Rule 38a-1”) and on the terms and conditions set forth in this Agreement.

(b)	In connection therewith, the Trust has delivered to WS copies of: (i) the Trust’s Agreement and Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Trust’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (“Securities Act”), and the 1940 Act (“Registration Statement”); (iii) each Fund’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented the “Prospectus” or “SAI”, as the case may be, or the “Disclosure Documents”); (iv) each plan of distribution or similar document adopted by each Fund under Rule 12b-1 under the 1940 Act (“Plan”) and each current shareholder service plan or similar document adopted by each Fund (“Service Plan”); (v) copies of each Fund’s current annual and semi-annual reports to shareholders; and (vi) all policies, programs and procedures adopted by the Trust with respect to each Fund (e.g., repurchase agreement procedures), and shall promptly furnish WS with all amendments of or supplements to the foregoing. The Trust shall deliver to WS a certified copy of the resolution of the Board of Trustees of the Trust (“Board”) appointing WS hereunder and authorizing the execution and delivery of this Agreement.
SECTION 2. DUTIES OF WS
(a)	Subject to the approval of the Board, WS shall make available a qualified person to act as the Trust’s CCO who is competent and knowledgeable regarding the federal securities laws. WS’ responsibility for the activities of the CCO are limited to the extent that the Board, including a majority of the

Trustees who are not interested persons of the Trust (“Independent Trustees”), shall make all decisions regarding the designation, termination and level of compensation of the CCO as provided by Rule 38a-1.

(b)	With respect to the Trust, the CCO shall:
(i)	Report directly to the Board;

(ii)	Review and administer the Trust’s compliance program policies and procedures, including those policies and procedures of the Fund’s investment adviser, sub adviser, administrator, principal underwriter and transfer agent (collectively, “Service Providers”) that relate to the Fund and ensuring the Trust and each of the foregoing Service Providers has in place appropriate policies and procedures to ensure compliance with the books and records requirements under “Federal Securities Law,” as that term is defined under the 1940 Act;

(iii)	Conduct periodic reviews of the Fund’s compliance program to incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

(iv)	Review no less frequently than annually, the adequacy of the policies and procedures of the Fund and its Service Providers and the effectiveness of their implementation;

(v)	Apprise the Board of significant compliance events at the Fund or it Service Providers;

(vi)	Design testing methods for the Fund’s compliance program policies and procedures, including the compliance policies and procedures of the Service Provider that relate to the Fund;

(vii)	Perform and document periodic testing of certain key control procedures (as appropriate to the circumstances) including reviewing reports, investigating exceptions, and making inquiries of Fund management and Service Providers;

(viii)	Conduct periodic site visits to advisers and other Service Providers as necessary;

(ix)	Provide and deliver updates to the Fund or it Service Providers, as necessary;

(x)	Establish a quarterly reporting process to the Board, including both written and oral reports. The CCO will attend regularly scheduled board meetings as well as on an as-needed basis.

(xi)	Prepare a written annual report for the Board. Such report shall, at a minimum, address (A) the operation of the Fund’s and its Service Providers’ policies and procedures since the last report to the Board; (B) any material changes to such policies and procedures since the last report; (C) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in Sections 2(b) (iii) and (iv) above; and (D) any “material compliance matters” (as defined in Rule 38a-1) since the date of the last report; and

(xii)	No less than annually, the CCO shall meet separately with the Fund’s independent Trustees.
(c)	With respect to the Trust, WS shall
(i)	Assist the appropriate compliance officers of the Fund, subject the Board making available and approving those required officers to act as the Fund’s Anti-Money Laundering Officer, Code of Ethics Review Officer, and other such necessary compliance and executive officers, who are competent and knowledgeable regarding the particular rules and regulations applicable to mutual funds and their respective positions; and

(ii)	Assist the Trust with compliance matters as reasonably requested.
(d)	WS shall provide such other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

(e)	WS shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual review, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 there under. Such reports shall be maintained in the manner and for the periods as are required under the applicable rule or regulation. The books and record pertaining to the Fund that are in the possession of WS shall be the property of the Fund. The Fund, or the Fund’s authorized representatives, shall have access to such books and records at all times during WS’ engagement with the Trust. Upon the reasonable request of the Fund, copies of any such records shall be provided promptly by WS to the Fund or the Fund’s authorized representatives at the Fund’s expense. Such records shall at all times be considered property of the Trust, and upon termination of this Agreement, shall be returned to the Trust.

(f)	Nothing contained herein shall be construed to require WS to perform any service that could cause WS to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act 1940, as amended, or that could cause the Fund to act in contravention of the Fund’s Prospectus or any provision of the 1940 Act. Except with respect to WS’ duties and the CCO’s duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules and regulations.

(g)	In order for WS to perform the services required by this Section 2, the Fund (i) shall take reasonable steps to encourage all Service Providers to furnish any and all information to WS as reasonably requested by WS, and assist WS as may be required and (ii) shall take reasonable steps to obtain the result that WS has access to all records and documents maintained by the Fund or any service provider to the Fund.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION
(a)	WS shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by WS in writing. WS shall use its best judgment and effort in rendering the services described in the Agreement. WS shall not be liable to the Fund or any of the Fund’s shareholders for any action or inaction of WS relating to any event whatsoever in the absence of reckless disregard, gross negligence or willful misfeasance in the performance of WS’ duties or obligations under this Agreement. Further, WS shall not be liable to the Fund or any the Fund’s shareholders for any action taken or failure to act in good faith reliance upon:
(i)	The advice and opinion of Fund counsel; and

(ii)	Any certified copy of any resolution of the Board;
and WS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal certificate, opinion of counsel or independent public accountant, instrument, report, notice, consent, order, or any other document or instrument which WS reasonably believes in good faith to be genuine.

(b)	The Trust agrees to indemnify and hold harmless WS, its employees, agents, officers and managers and any person who controls WS within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (“WS Indemnities”), against and from any and all claims, demands, actions, suits, judgment, administrative proceedings or investigation, liabilities, losses, damages, cost, charges, reasonable counsel fees and other expenses of every natures and character arising out of or in any way related to WS’ actions taken or failures to act with respect to the Trust in connection with the performance of any duties or obligation under this Agreement (a “WS Claim”); provided, however, that nothing contained herein shall entitle a WS Indemnitee to indemnification with respect to any WS Claim arising from WS’ own reckless disregard, negligence or willful malfeasance, or breach of this Agreement. For purposes of this Agreement, WS’ willful malfeasance, or reckless disregard shall not include any action taken or not taken by WS consistent with the last sentence of Section 3(a). Further, the Trust shall not be required to indemnify any WS Indemnitee if, prior to confessing any WS Claim against the WS Indemnitee, WS or the WS Indemnitee does not give the Trust written notice of and reasonable opportunity to control the defense against the WS Claim in its own name or in the name of the WS Indemnitee with reasonable cooperation from WS upon request by the Trust.

(c)	WS agrees to indemnify and hold harmless the Fund, its employees, agents, trustees, officers, and managers (“Fund Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings and investigations, liabilities, losses, damages, cost, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to (i) WS’ actions taken or failures to act with respect to the Fund that are not consistent with Section 3(a); (ii) any breach of this Agreement with WS; or (iii) any breach of WS’ representations set forth in Section 4 (a “Fund Claim”). WS shall not be required to indemnify any Fund Indemnitee if, prior to confessing any Fund Claim against the Fund Indemnitee, the Fund or the Fund Indemnitee does not give WS written notice of and reasonable opportunity to control the defense against the Fund Claim in its own name or in the name of the Fund Indemnitee with reasonable cooperation from the Trust upon request by WS.

(d)	WS shall not be liable to the Fund as a result of errors of other service providers, including errors resulting from design or other internal processes or systems, unless such errors are due to WS’ reckless disregard, gross negligence, or willful misfeasance.

(e)	The Board of Trustees, including a majority of the Independent Trustees, and not WS, shall be solely responsible for approval of compensation of the Fund CCO, as well as for removing the CCO form his or her responsibilities related to the Fund in accordance with Rule 38a-1.
SECTION 4. REPRESENTATIONS AND WARRENTIES
(a)	WS represents and warrants to the Fund that:
i.	It is a limited liability company duly organized and existing and in good standing under the laws of the State of North Carolina;

ii.	It is duly qualified to carry on its business in the State of North Carolina;

iii.	It is empowered under applicable laws and by any applicable Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

iv.	All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under the Agreement;

v.	It has access to the necessary facilities, equipment, and personnel to assist the CCO in the performance of his or her duties and obligations under this Agreement;

vi.	This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of WS, enforceable against WS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affection the rights and remedies of creditors and secured parties;

vii.	It shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualifies to act as a CCO and who will, in the exercise of his or her duties to the Fund, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund;

viii.	It shall compensate the CCO fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-1) to approve the designation, termination, and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Fund or a Service Provider;

ix.	It shall report to the Board promptly if WS learns about CCO malfeasance; and

x.	It shall report to the Board if at any time the CCO is subject to the disqualifications as set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.
(b)	The Trust represents and warrants to WS that:

i.	It is a Delaware statutory trust duly organized and existing and in good standing under the laws of the State of Delaware;

ii.	It is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform it duties under this Agreement;

iii.	All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

iv.	It is and open-end management investment company registered under the 1940 Act;

v.	This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affection the rights and remedies of creditors and secured parties;

vi.	A registration statement under the Securities Act and the 1940 Act, once effective, will remain effective and appropriate State securities laws filings have been made and will continue to be made with respect to the Fund; and

vii.	The CCO shall be covered by the Fund’s Directors & Officers/Errors and Omissions Policy (“Policy”), and the Fund shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after such officers ceases to serve as the Fund on substantially the same terms as such coverage is provided for the Fund officers after such persons are no longer officers of the Fund; or (c) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is provided for the Fund officers (but for a period no less than six years). The Fund shall provide WS with proof of current coverage, including a copy of the Policy, and shall notify WS immediately should the Policy be cancelled or terminated.

SECTION 5. COMPENSATION AND EXPENSES
(a)	In consideration of the compliance services provided by WS pursuant to this Agreement, the Fund shall pay WS the fees set forth in Appendix A hereto. All fees payable hereunder shall be accrued daily by the Fund. The fees payable for the services listed in Appendix A hereto shall be payable monthly in arrears on or about the first business day of each calendar month for services performed during the prior calendar month. Any reasonable out-of-pocket charges incurred by WS as set forth in Appendix A shall be paid as incurred and include such fees and expenses as described in Section 4.5 of the Trust’s Agreement and Declaration of Trust with respect to Trustees and Officers. If fees begin to accrue in the middle of the month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund shall pay to WS such compensation, as shall be payable prior to the effective date of termination.

(b)	WS may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Fund counsel. The cost of any such advice or opinion shall be borne by the Fund.

(c)	WS shall not be responsible for and will not assume the obligation for payment of the expenses of the Fund, including, without limitation: (i) the fee payable under this Agreement; (ii) the fees payable to the investment adviser of the Fund under an agreement between the investment adviser and the Fund; (iii) expenses in connection with the issue, repurchase and redemption of Fund shares; (iv) interest charges, taxes and brokerage fees and commissions; (v) premiums of insurance for the Fund, the directors and officers and fidelity bond premiums; (vi) fees, interest charges and expenses of third parties, including Fund counsel, counsel to the Fund’s independent trustees, independent public accountants, compliance audit firms, custodians, transfer agents, dividend disbursing agents and Fund accountants; (vii) fees and pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) transmission expenses; (xi) cost maintaining the Fund’s existence; (xii) costs of preparing, filling and printing the Fund’s Prospectus, subscription application forms and shareholder reports and other shareholder communications and delivering them to existing shareholders, whether of record or beneficial; (xiii) expenses of meetings of shareholders and proxy solicitations therefore; (xiv) costs of maintaining books of original entry for portfolio and Fund accounting and other required books and accounts and of calculating the net asset value of shares; (xv) costs of stationery, supplies and postage; (xvi) fees and other expenses of the Fund’s trustees and officers; (xvii) costs of other personnel performing services for the Fund; (xix) SEC registration fees and related expenses; and (xx) state, territory or foreign securities laws registration fees and related expenses.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT
(a)	This Agreement shall become effective on the date indicated above or such time WS commences providing services under this Agreement, whichever is later. Upon effectiveness of this Agreement, the Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written relating to the Fund.

(b)	This Agreement shall continue in effect until terminated.

(c)	This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on sixty (60) days’ written notice to WS or (ii) by WS on sixty (60) days’ written notice to the Fund; or (iii) as so otherwise mutually agreed by both parties in writing.

(d)	The provisions of Section 3, 6(d), 6(e), 7, 8, 10, 11, and 12 shall survive any termination of this Agreement.

(e)	This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either WS or the Fund except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.
SECTION 7. CONFIDENTIALITY
Each party shall comply with the laws and regulations applicable to it in connection with its use of Confidential Information, including without limitation, Regulation S-P (if applicable). WS agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that WS may release such other information (i) as approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where WS is advised by counsel that is may be exposed to civil or criminal contempt proceeding for failure to release the information (provided, however, that WS shall seek the approval of the Fund as promptly as possible so as to enable the Fund to pursue such legal or other action as it may desire to prevent the release of such information) or (ii) when so requested by the Fund.
SECTION 8. FORCE MAJEURE
WS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrections, war, riots or failures of the mail, transportation, communication system or power supply. In addition, to the extent WS’ obligations hereunder are to oversee or monitor the activities of third parties, WS shall not be liable for any failure or delay in the performance of WS’ duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with WS.

SECTION 9. ACTIVITIES OF WS
(a)	Except to the extent necessary to perform WS’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict WS’ right, or the right of any of WS’ managers, officers or employees who also may be a trustee, officer or employee of the Fund, or who are otherwise affiliates persons of the Fund, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)	Upon notice to the Fund, WS may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of WS, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve WS of its responsibilities hereunder and WS will be responsible for all acts of the subcontractor as if such acts were its own. WS may pay those persons for their services, but no such payment will increase WS’ compensation or reimbursement of expenses from the Fund, unless mutually agreed prior to any subcontracting.
SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS
WS shall cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information with respect to the CCO available to the accountants for the performance of the accountants’ duties.
SECTION 11. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY
The Trustees of the Fund and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Agreement, and WS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund.
SECTION 12. MISCELLANEOUS
(a)	Neither part to this Agreement shall be liable to the other party for consequential or indirect damages under any provision of this Agreement.

(b)	This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regards to the conflicts of laws rules therein.

(c)	This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(d)	If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both WS and the Trust and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(e)	Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(f)	Notices, requests, instructions, and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(g)	Nothing contained in this Agreement is intended to or shall require WS, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

(h)	The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.
DIAMOND PORTFOLIO INVESTMENT TRUST
By: /s/ Thomas M. Weary
Name: Thomas M. Weary
Title: Principal Executive Officer
WATERMARK SOLUTIONS, LLC
By: /s/ Julian G. Winters
Name: Julian G. Winters
Title: Managing Member

COMPLIANCE SERVICE AGREEMENT
Schedule A

Fund(s) Covered Under	Date Added To This
This Agreement	Agreement
Diamond Portfolio Large Cap Quality Growth Fund	December 10, 2007

COMPLIANCE SERVICE AGREEMENT
Appendix A
As of December 10, 2007
(1)	Compliance Services

Recurring Monthly Fees
Per Fund, per month (single registrant, single advisor)	$1,000
(2)	Out-Of-Pocket and Related Expenses

The Fund shall reimburse WS for the following out-of-pocket and ancillary expenses:
i.	Communications,

ii.	Postage and delivery services,

iii.	Record storage and retention (imaging, microfilm and shareholder record storage),

iv.	Reproduction,

v.	Reasonable travel expenses, including air fare and/or mileage reimbursement, lodging, meals, and incidental expenses, for the CCO incurred in connection with his or her oversight of the compliance programs of the Trust and its Service Providers,

vi.	Reasonable travel expenses as described in item (2)v above incurred in connection with travel to attend any Board, Committee, Special Board Meetings, or with travel requested by the Board, and

vii.	Other expenses incurred in connection with providing the services described in this Agreement if approval by the Fund.